Exhibit 3.156
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 09/15/2000
001468523 — 3289115
CERTIFICATE OF FORMATION
OF
PACTIV RSA LLC
1.  The name of the limited liability company is Pactiv RSA LLC
2.  The address of the registered office In the State of Delaware is, 30 Old Rudnick Lane, Suite  100, in the City of Dover, County of Kent. The name of the registered agent at such address is Lexis Document Services Inc.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of PACTIV RSA LLC this 15 day of September, 2000.

/s/ Ying Lu
Ying Lu
Authorized Person

CONSENT TO USE OF NAME
     Pactiv RSA Company, a Delaware corporation, hereby consents to the formation of Pactiv RSA LLC in the State of Delaware.
     IN WITNESS WHEREOF, the under signed has hereby executed this Consent to Use of Name as of the 15 day of September, 2000.

PACTIV RSA COMPANY
By:	/s/ David P. Brush
Name : David P. Brush
	Title:	Vice President and Treasure

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
PACTIV RSA LLC
The Certificate of Formation of the limited liability company is hereby amended as follows:
2. Registered Office and Agent. The address of the registered office of the Limited Liability Company in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Limited Liability Company’s registered agent at such address is The Corporation Trust Company.
IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 8th day of August, A. D. 2001.

By:	/s/ Jay S. Barnes
Jay S. Barnes

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 05:00 PM 08/08/2001 010388618 — 3289115